As filed with the Securities and Exchange Commission on April 28, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL AMERICAN SPIN CORP.*

* The Registrant is currently named Universal American Spin Corp. Following the closing of the transaction described herein, the registrant expects to change its name to Universal American Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4683816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Six International Drive, Suite 190, Rye Brook, New York	10573
(Address of Principal Executive Offices)	(Zip Code)

Universal American Corp. 2011 Omnibus Equity Award Plan
(Full title of the plan)

TONY L. WOLK, ESQ.
Senior Vice President, General Counsel and Secretary
Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

JOHN C. KENNEDY, ESQ.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	8,000,000	N/A	$69,800,000	$8,104
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered by this registration statement are also registered hereunder.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based on the market value of the shares of Universal American Corp. (“UAM”) common stock to be exchanged in the Merger (as described herein) and the cash consideration to be paid to shareholders of UAM (other than holders of Excluded Shares, as described herein), as follows: the product of (i) (x) $22.725 (the average of the high and low sales prices of UAM common stock on the New York Stock Exchange on April 21, 2011) minus (y) $14.00 (the currently estimated cash consideration entitled to be received for each share of UAM common stock outstanding in connection with the Merger (other than Excluded Shares)) and (ii) 8,000,000 (the maximum number of shares issuable under the 2011 Plan).

EXPLANATORY NOTE

Universal American Spin Corp. (the “registrant”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 8,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Universal American Corp. 2011 Omnibus Equity Award Plan (the “2011 Plan”).

As described in the registrant’s final prospectus for the Common Stock dated April 4, 2011 (the “Prospectus”), and incorporated by reference herein, on December 30, 2010, (1) UAM, CVS Caremark Corporation (“CVS Caremark”) and Ulysses Merger Sub, L.L.C. (‘‘Merger Sub’’) entered into a Merger Agreement (the “Merger Agreement”) and (2) UAM, the registrant and, for the limited purposes specified therein, CVS Caremark entered into a Separation Agreement (the “Separation Agreement”).   Pursuant to the Merger Agreement and Separation Agreement, (1) immediately prior to the Merger, UAM will separate all of UAM’s businesses other than its Medicare Part D business and transfer those businesses to registrant and it’s subsidiaries and (2) Merger Sub will merge (the “Merger”) with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark.

In the Merger, (1) each outstanding share of UAM common stock, other than shares held in the treasury of UAM, shares owned by UAM, CVS Caremark or any of their subsidiaries and restricted shares (collectively, “Excluded Shares”) and each share of UAM Series A Preferred Stock other than shares of UAM Series A Preferred Stock held by certain significant shareholders of UAM (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive (a) one share of Common Stock and (b) cash consideration payable by CVS Caremark as described in the Prospectus, and (2) CVS Caremark will become the owner of all of the shares of UAM common stock. The per share cash consideration will be determined in accordance with the Merger Agreement and is currently expected to be approximately $14.00.

Following the Merger, the registrant will operate all of UAM’s businesses other than the Medicare Part D business.  On April 27, 2011, shareholders of UAM approved the 2011 plan at UAM’s special shareholders meeting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2011 Plan as specified by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.    Incorporation of Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•   The registrant’s Form S-4, first filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2011, as subsequently amended on March 31, 2011;

•   The final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 4, 2011;

•   The description of the registrant’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A with the Commission on April 21, 2011, under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

•   The registrant’s Form 8-K filed with the Commission on April 28, 2011.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The certificate of incorporation of the registrant provides that, to the fullest extent permitted by applicable law, a director will not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the by-laws of the registrant provide that the registrant will indemnify each director and officer and may indemnify employees and agents, as determined by it board of directors, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and the registrant’s amended and restated certificate of incorporation and amended and restated by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 6 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The registrant expects that it will maintain directors’ and officers’ liability insurance for its officers and directors.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1

Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp. (incorporated by reference to Exhibit 3.1 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

Exhibit Number	Description
4.2

Form of Amended and Restated By-laws of Universal American Spin Corp. (incorporated by reference to Exhibit 3.2 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.3*	Universal American Corp. 2011 Omnibus Equity Award Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*      Filed herewith.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rye Brook, New York, on April 28, 2011.

UNIVERSAL AMERICAN SPIN CORP.

By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. BARASCH	President, Chief Executive Officer and Director	April 28, 2011
Richard A. Barasch	(Principal Executive Officer)

/s/ ROBERT A. WAEGELEIN	Vice President, Treasurer and Director	April 28, 2011
Robert A. Waegelein	(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
4.1

Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp. (incorporated by reference to Exhibit 3.1 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.2

Form of Amended and Restated By-laws of Universal American Spin Corp. (incorporated by reference to Exhibit 3.2 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.3*	Universal American Corp. 2011 Omnibus Equity Award Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*      Filed herewith.